Herman Miller Reports First Quarter Fiscal 2021 Results
•Strong Retail performance and improving global trends help offset near-term demand pressures in North America
•Robust gross margin of 39.9% reflects an increase of 320 basis points from last year
•Quarterly cash dividend program re-established at $0.1875 per share
Webcast to be held Thursday, September 17, 2020, at 9:30AM ET

Release	Immediate
Date	September 16, 2020
Contact	Kevin Veltman (616) 654-3973 or kevin_veltman@hermanmiller.com
Jeff Stutz (616) 654-8538 or jeff_stutz@hermanmiller.com
Media (616) 654-5977 or media_relations@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

First Quarter Fiscal 2021 Financial Results

	(Unaudited)
	Three Months Ended
(Dollars in millions, except per share data)	August 29, 2020	August 31, 2019	% Chg.
Net Sales	$626.8	$670.9	(6.6)%
Gross Margin %	39.9%	36.7%	N/A
Operating Expenses	$155.8	$184.2	(15.4)%
Restructuring Expenses	$(1.2)	$1.8	(166.7)%
Operating Earnings %	15.2%	9.0%	N/A
Adjusted Operating Earnings %*	15.3%	9.3%	N/A
Net Earnings Attributable to Herman Miller, Inc.	$73.0	$48.2	51.5%
Earnings Per Share – Diluted	$1.24	$0.81	53.1%
Adjusted Earnings Per Share – Diluted*	$1.24	$0.84	47.6%
Orders	$556.0	$676.7	(17.8)%
Backlog	$400.0	$399.9	—%
*Items indicated represent Non-GAAP measurements; see the reconciliations of Non-GAAP financial measures and related explanations below.

To our shareholders:

We have a rich and exciting story to share with you about Herman Miller. Moving forward, we will bring you more of this narrative through a quarterly letter, which will go beyond just a synopsis of our financial performance to share the stories, successes, and challenges we are facing as we strive to create value for all of our stakeholders. We are excited to begin with this inaugural letter.

Strong Financial Results
Our diversified business model coupled with our ability to act quickly and decisively to manage the business drove strong operating performance for the quarter, once again proving our ability to deliver profitable results even in these difficult times. Our strong performance this quarter validates our strategy, as our multi-channel go-to-market approach enabled us to serve customers where, and how, they needed to be served. The investments we have made in people, technology, and products positioned us to capitalize on emerging opportunities as the needs of our customers quickly evolved due to the onset of the COVID-19 crisis.

Consolidated net sales for the quarter were down by 7% compared to last year and down 13% organically, which excludes the impacts of acquisitions and foreign currency translation. Our net sales this quarter benefited from the

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elevated backlog levels we reported at the start of the period, which were driven in part by the impact of manufacturing and project scheduling disruptions experienced during the fourth quarter of last fiscal year. Orders in the quarter were down 18% compared to the prior year on a reported basis and down 24% organically.

Retail Segment
Our Retail business led the way this quarter, with orders up an impressive 40% over last year. Demand was led by the Home Office category, which increased nearly 300% over last year. Consumers are also investing in their broader home environments, which led to positive year-on-year demand across multiple product categories, notably Upholstery, Outdoor, and Accessories.

North America Contract Segment
The North America segment continued to feel the effects of COVID-19 on overall demand levels, posting a year-over-year decline of 40%. With that said, we were encouraged to see modest improvement in order trends within this segment in the back half of the quarter.

International Contract Segment
Our International segment saw a relatively improved demand environment as regions such as Asia-Pacific and Europe are further ahead on the recovery path from the effects of COVID-19. Orders were up 26% on a reported basis and down 9% organically. Our recent HAY acquisition was a particularly strong contributor within the International business with order levels that were 3% higher than last year as HAY's mix of consumer and contract business helped drive demand.

Operating margins for the quarter were 15.2%, reflecting a meaningful improvement over 9.0% reported in the same quarter last year. There were two primary drivers of these strong results. Gross margins of 39.9%, which were 320 basis points higher than last year, reflected strong channel and product mix and high productivity from our manufacturing teams. At the same time, we continued to take decisive actions to manage expense levels, with operating expenses down $31.4 million from last year.

As a result of our strong operating performance, we delivered earnings per share of $1.24 on both a reported and adjusted basis for the quarter, which reflected a year-over-year increase of 53.1% on a reported basis and 47.6% on an adjusted basis.

We also continued to maintain a strong and flexible balance sheet, with combined liquidity from cash on hand and availability on our revolving credit facility of $562.3 million at the end of the quarter. This represented an increase of $107.7 million from the fourth quarter of last fiscal year and was aided by robust cash flow from operations during the quarter of $115.9 million. At the same time, our gross-debt to EBITDA ratio of 1.1x is well below the maximum level of 3.5x required by our bank covenants.

Re-Establishing Quarterly Dividend
Based on our confidence in the strategic direction of the business, strong liquidity position and operating performance this quarter, we are re-establishing a quarterly cash dividend program. Indicating their shared sense of confidence in our business, our Board of Directors approved a $0.1875 per share dividend that will be paid on January 15, 2021 to shareholders of record as of November 28, 2020.

Looking to the Future, Guided by Purpose
The global pandemic validated what we already knew–we are better together, as a comprehensive family of brands capable of meeting the needs of customers wherever they live, work, learn, heal or play. Today, we are more unified than at any point in our company history, with a shared purpose that defines our reason for existing: “Design for the good of humankind.” Guided by this purpose, we enter this next era in our history assured that Herman Miller Group will continue to create places that matter for our customers while also helping to build a better world.

To realize this purpose, our strategy centers around four key pillars:
•Unlock the power of One Herman Miller to fully leverage our portfolio of brands and capabilities
•Build a customer-centric, digitally enabled business model in both the Contract and Retail markets

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•Accelerate profitable growth in each of our business segments
•Reinforce our commitment to our people, places and communities

Even as we navigate the challenges brought on by COVID-19, we have not lost focus on these strategic priorities, and we made important progress on many fronts during the first quarter of fiscal year 2021, including:

A Digital Imperative
Nearly two years ago we set out to design a technology infrastructure that would support our goal of becoming a digitally enabled business capable of delivering frictionless customer experiences. Our investments in this area allowed us to pivot quickly and capitalize on a new set of opportunities when our customers' purchasing behaviors changed rapidly due to the global pandemic.

E-commerce drove a significant portion of our Retail growth in the quarter, with overall web sales and orders up 248% and 257%, respectively, across our Herman Miller, DWR, and HAY websites in North America when compared to the prior year. We introduced several new capabilities in the quarter that further improve the customer experience and strengthen our position as a digital retailer:
•We launched our reimagined Design Within Reach website in July, which has delivered on one of our objectives of improving conversion rates. The new platform will be the model for future refreshes of both the Herman Miller and HAY websites.
•We created a Work from Home landing page on Herman Miller’s website to help customers more easily browse and select the home office products that best meet their needs.
•We developed a Work from Home online assessment tool that has been used by more than 12,000 customers to assess their needs. Data from this tool will also inform future investments and strategies for growing the home office furnishings category.

We have also made tremendous progress on improving our digital capabilities and solutions in support of our Contract business. Investments in this category are centered around reducing the complexity of the digital tool sets our dealers utilize and driving greater share of dealer spend to Herman Miller Group products and solutions.
•Our new digital platform that helps Contract customers and design partners visualize, search and select from products across the dealer offerings has seen widespread adoption and is driving increased specification of Herman Miller Group products and solutions.
•Excitement continues to build around our proprietary generative design technology that uses artificial intelligence to create dynamic floor plans populated with Herman Miller Group product. While still in beta testing, we believe this has the potential to be one of the most disruptive technologies the industry has seen in decades. A broader North America release is planned for late in calendar year 2020.

The Office of the Future
In the future, hybrid working models are expected to become the norm. Offices will become destinations, and we are well-positioned to partner with our customers to design innovative workplace solutions that serve as collaboration centers and solve for the geographic dispersion of the office footprint. At the same time, the demand for home office products continues to expand our addressable market. Already, we have been able to capitalize on the near-term needs of our corporate customers by quickly expanding our Inside Access program to provide home office solutions for their employees who are now working remotely. Inside Access offers individuals the opportunity to purchase product as part of their employer’s relationship with Herman Miller Group while leveraging our retail fulfillment capabilities.

A Differentiated Retail Opportunity
The Retail business delivered the best quarterly sales and profitability in the history of this business. While a large portion of this exceptional first quarter was fueled by demand for home office solutions, our Retail business posted growth across several important product categories as our strategy is clearly resonating with consumers. Through the warm weather months, orders in the Outdoor category grew 51% over the first quarter of last year. Orders within our line of Accessories grew 34% as consumers looked to make inexpensive upgrades to their homes, particularly in the categories of kitchen and storage products. Lastly, the Upholstery category grew 25% over last year, supported by increasing consumer demand for furnishing upgrades that enhance the comfort and functionality of their living spaces.

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The strength of our e-commerce channels was a clear bright spot this quarter, but we were also particularly pleased with the performance of our full-price brick-and-mortar retail locations, where demand levels were up approximately 4% compared to last year despite a decline in overall traffic levels. We believe we have only scratched the surface of the opportunity in this segment and we will continue to invest in, grow, and transform our Retail business going forward.

Our eagerly anticipated entry into the gaming market, in partnership with Logitech G, came to reality in the quarter (https://www.hermanmiller.com/products/gaming/). In the month following launch, global demand for the Embody® Gaming Chair significantly outpaced our expectations. Our strategy to engage influencers and leverage social media generated more than 243 million social media impressions in just the first two days after launch. We are still in the early days of reaching this new audience, with a series of gaming specific product introductions planned for the coming months, including the recently released Matte Black Special Edition Aeron® Gaming Chair.

Gaming was one of the first ideas to emerge from our Innovation Incubation team – a stand-alone function responsible for identifying emergent and disruptive concepts that can further drive growth across Herman Miller Group. While we are thrilled with the early success of our entry into gaming, we are equally excited to see what comes next from this innovation pipeline, including our new performance seating and home office retail concept stores. These stores will offer customers the opportunity to explore Herman Miller's home office solutions firsthand, which we know from customer research is a preference for these types of highly considered purchases. We plan to open the first of these concept stores later this fall.

Contributing to a Better World
Like many other organizations, we are speaking out against the racism and oppression that have persisted in the US–and around the world–for generations. While we’ve long believed in the importance of diversity and inclusion in our workplace, we are more committed than ever to creating an equitable environment within our company, across our industry, and everywhere we live and work. Andi Owen recently joined more than 1,200 CEOs in signing the CEO Action for Diversity & Inclusion™ Pledge and we have shared the details of our diversity, inclusion, and equity commitments on the “Taking Action Toward Equity” page of our website (https://www.hermanmiller.com/our-values/inclusiveness-and-diversity/taking-action-toward-equity/). Meaningful change begins at home and we will continue to hold ourselves accountable in the pursuit of social justice.

Outlook
While encouraged by our strategic progress, we are continuing to suspend sales and earnings guidance given the uncertain demand environment in the face of the persisting global pandemic. Despite not offering guidance, there are certain demand indicators that we believe are relevant for investors developing revenue estimates for our business in the upcoming quarter. Recent demand patterns and backlog are the most relevant data points to estimate near-term revenue opportunity. As noted earlier, orders in the first quarter at the consolidated level were down 18% from the same period last year and, through the first two weeks of the second quarter, consolidated orders were down 10%. Backlog at the end of the quarter was flat with last year. On the profitability front, we continue to expect operating income deleverage in the range of 25% to 30% over time. While this will not necessarily be an even walk from quarter to quarter, we would expect this outcome over time if we experience a recessionary period of similar depth and duration to the past two recessions.

Commitment to Long-Term Value Creation
It is an exciting time to be part of Herman Miller Group. We have the research, knowledge, services and products to help our customers solve the new problems brought on by COVID-19. With a global, multi-channel distribution capability, we can reach customers wherever and however they need to be served. Our strategy positions us well to capitalize on a rapidly changing world, and we remain focused on growing our business and creating long-term shareholder value. Thank you for your continued investment in our company.

Andi Owen	Jeff Stutz
President and Chief Executive Officer	Chief Financial Officer

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Financial highlights for the three months ended August 29, 2020 follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations

(Unaudited) (Dollars in millions, except per share and common share data)	Three Months Ended
	August 29, 2020		August 31, 2019
Net Sales	$626.8	100.0%	$670.9	100.0%
Cost of Sales	376.8	60.1%	424.8	63.3%
Gross Margin	250.0	39.9%	246.1	36.7%
Operating Expenses	155.8	24.9%	184.2	27.5%
Restructuring Expenses	(1.2)	(0.2)%	1.8	0.3%
Operating Earnings	95.4	15.2%	60.1	9.0%
Other Expenses, net	1.6	0.3%	2.1	0.3%
Earnings Before Income Taxes and Equity Income	93.8	15.0%	58.0	8.6%
Income Tax Expense	20.6	3.3%	12.2	1.8%
Equity Income, net of tax	0.2	—%	2.2	0.3%
Net Earnings	73.4	11.7%	48.0	7.2%
Net Earnings (Loss) Attributable to Redeemable Noncontrolling Interests	0.4	0.1%	(0.2)	—%
Net Earnings Attributable to Herman Miller, Inc.	$73.0	11.6%	$48.2	7.2%

Amounts per Common Share Attributable to Herman Miller, Inc.
Earnings Per Share – Basic	$1.24		$0.82
Weighted Average Basic Common Shares	58,831,305		58,909,001
Earnings Per Share – Diluted	$1.24		$0.81
Weighted Average Diluted Common Shares	58,964,268		59,231,728

Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
(Unaudited) (Dollars in millions)	August 29, 2020	August 31, 2019
Cash provided by (used in):
Operating activities	$115.9	$54.7
Investing activities	(5.1)	(24.0)
Financing activities	(276.5)	(27.9)
Effect of exchange rate changes	8.3	(2.5)
Net change in cash and cash equivalents	(157.4)	0.3
Cash and cash equivalents, beginning of period	454.0	159.2
Cash and cash equivalents, end of period	$296.6	$159.5

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets

(Unaudited) (Dollars in millions)	August 29, 2020	May 30, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$296.6	$454.0
Short-term investments	7.0	7.0
Accounts and notes receivable, net	195.3	180.0
Unbilled accounts receivable	28.4	19.5
Inventories, net	186.5	197.3
Prepaid expenses and other	43.7	59.3
Total current assets	757.5	917.1
Net property and equipment	327.7	330.8
Right of use assets	197.8	193.9
Other assets	634.1	612.1
Total Assets	$1,917.1	$2,053.9

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$159.5	$128.8
Short-term borrowings and current portion of long-term debt	52.4	51.4
Accrued liabilities	265.6	290.0
Total current liabilities	477.5	470.2
Long-term debt	274.9	539.9
Lease liabilities	178.7	178.8
Other liabilities	182.4	171.6
Total Liabilities	1,113.5	1,360.5
Redeemable Noncontrolling Interests	58.4	50.4
Stockholders' Equity	745.2	643.0
Total Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity	$1,917.1	$2,053.9

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Non-GAAP Financial Measures and Other Supplemental Data
This presentation contains certain non-GAAP financial measures such as Adjusted Earnings per Share, Adjusted Operating Earnings (Loss), Adjusted Gross Margin, and Organic Growth (Decline). Adjusted Earnings per Share represents reported diluted earnings per share excluding the impact from adjustments related to restructuring expenses and other special charges or gains, including related taxes. Adjusted Operating Earnings (Loss) represents reported operating earnings plus restructuring expenses and other special charges. Adjusted Gross Margin represents gross margin plus other special charges. Restructuring expenses include actions involving facilities consolidation and optimization, targeted workforce reductions, and costs associated with an early retirement program. Special charges include costs related to CEO transition, acquisition-related costs, and certain costs arising as a direct result of COVID-19. Organic Growth represents the change in sales and orders, excluding currency translation effects and the impact of acquisitions. The Company believes these non-GAAP measures are useful for investors as they provide financial information on a more comparative basis for the periods presented.

Adjusted Earnings per Share, Adjusted Operating Earnings (Loss), Adjusted Gross Margin, and Organic Growth (Decline) are not measurements of our financial performance under GAAP and should not be considered an alternative to the related GAAP measurement. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results.

Certain tables below summarize select financial information, for the periods indicated, related to each of the Company’s reportable segments. The North America Contract segment includes the operations associated with the design, manufacture, and sale of furniture products for work-related settings, including office, education, and healthcare environments, throughout the United States and Canada. The business associated with the Company's owned contract furniture dealer is also included in the North America Contract segment. North America Contract also includes the operations associated with the design, manufacture, and sale of high-craft furniture products and textiles including Geiger wood products, Maharam textiles, Nemschoff healthcare and Herman Miller Collection products. The International Contract segment includes the operations associated with the design, manufacture, and sale of furniture products, primarily for work-related settings, in the EMEA, Latin America and Asia-Pacific geographic regions. The Retail segment includes operations associated with the sale of modern design furnishings and accessories to third party retail distributors, as well as direct to consumer sales through e-commerce and Design Within Reach and HAY retail stores and studios. Corporate costs represent unallocated expenses related to general corporate functions, including, but not limited to, certain legal, executive, corporate finance, information technology, administrative and acquisition-related costs.

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A. Reconciliation of Operating Earnings to Adjusted Operating Earnings by Segment

	Three Months Ended
	August 29, 2020		August 31, 2019
North America Contract
Net Sales	$338.8	100.0%	$458.4	100.0%
Gross Margin	129.0	38.1%	167.7	36.6%
Total Operating Expenses	77.2	22.8%	104.8	22.9%
Operating Earnings	51.8	15.3%	62.9	13.7%

Adjustments
Special Charges	0.2	0.1%	—	—%
Restructuring	1.6	0.5%	1.6	0.3%
Adjusted Operating Earnings	$53.6	15.8%	$64.5	14.1%

International Contract
Net Sales	$153.7	100.0%	$113.9	100.0%
Gross Margin	55.0	35.8%	39.8	34.9%
Total Operating Expenses	29.9	19.5%	26.7	23.4%
Operating Earnings	25.1	16.3%	13.1	11.5%

Adjustments
Special Charges	1.0	0.7%	—	—%
Restructuring	(2.8)	(1.8)%	0.2	0.2%
Adjusted Operating Earnings	$23.3	15.2%	$13.3	11.7%

Retail
Net Sales	$134.3	100.0%	$98.6	100.0%
Gross Margin	66.0	49.1%	38.6	39.1%
Total Operating Expenses	36.8	27.4%	42.5	43.1%
Operating Earnings (Loss)	29.2	21.7%	(3.9)	(4.0)%

Adjustments
Special Charges	0.1	0.1%	—	—%
Adjusted Operating (Loss) Earnings	$29.3	21.8%	$(3.9)	(4.0)%

Corporate
Operating Loss	$(10.7)	—%	$(12.0)	—%

Adjustments
Special Charges	0.1	—%	0.4	—%
Adjusted Operating Loss	$(10.6)	—%	$(11.6)	—%

Herman Miller, Inc.
Net Sales	$626.8	100.0%	$670.9	100.0%
Gross Margin	250.0	39.9%	246.1	36.7%
Total Operating Expenses	154.6	24.7%	186.0	27.7%
Operating Earnings	95.4	15.2%	60.1	9.0%

Adjustments
Special Charges	1.4	0.2%	0.4	0.1%
Restructuring	(1.2)	(0.2)%	1.8	0.3%
Adjusted Operating Earnings	$95.6	15.3%	$62.3	9.3%

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B. Reconciliation of Earnings per Share to Adjusted Earnings per Share

	Three Months Ended
	August 29, 2020	August 31, 2019
Earnings per Share - Diluted	$1.24	$0.81

Add: Special charges, after tax	0.01	0.01
Add: Restructuring expenses, after tax	(0.01)	0.02
Adjusted Earnings per Share - Diluted	$1.24	$0.84

Weighted Average Shares Outstanding (used for Calculating Adjusted Earnings per Share) – Diluted	58,964,268	59,231,728
Note: The adjustments above are net of tax. For the three months ended August 29, 2020 and August 31, 2019, the tax impact of the adjustments were immaterial.

C. Reconciliation of Gross Margin to Adjusted Gross Margin

	Three Months Ended
	August 29, 2020		August 31, 2019
Gross Margin	$250.0	39.9%	$246.1	36.7%
Special Charges	1.0	0.1%	—	—%
Adjusted Gross Margin	$251.0	40.0%	$246.1	36.7%

D. Organic Sales Growth by Segment

	Three Months Ended				Three Months Ended
	August 29, 2020				August 31, 2019
	North America	International	Retail	Total	North America	International	Retail	Total
Net Sales, as reported	$338.8	$153.7	$134.3	$626.8	$458.4	$113.9	$98.6	$670.9
% change from PY	(26.1)%	34.9%	36.2%	(6.6)%

Proforma Adjustments
Acquisitions	(7.1)	(39.5)	—	(46.6)	—	—	—	—
Currency Translation Effects (1)	0.3	1.1	—	1.4	—	—	—	—
Net Sales, organic	$332.0	$115.3	$134.3	$581.6	$458.4	$113.9	$98.6	$670.9
% change from PY	(27.6)%	1.2%	36.2%	(13.3)%
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

E. Organic Order Growth by Segment

	Three Months Ended				Three Months Ended
	August 29, 2020				August 31, 2019
	North America	International	Retail	Total	North America	International	Retail	Total
Orders, as reported	$280.8	$146.9	$128.3	$556.0	$468.2	$116.7	$91.8	$676.7
% change from PY	(40.0)%	25.9%	39.8%	(17.8)%

Proforma Adjustments
Acquisitions	(4.4)	(41.6)	—	(46.0)	—	—	—	—
Currency Translation Effects (1)	0.3	1.1	—	1.4	—	—	—	—
Orders, organic	$276.7	$106.4	$128.3	$511.4	$468.2	$116.7	$91.8	$676.7
% change from PY	(40.9)%	(8.8)%	39.8%	(24.4)%
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period

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F. Design Within Reach Studio Metrics

	Studio Count		Studio Selling Square Footage
	Three Months Ended		Three Months Ended
	8/29/20	8/31/19	8/29/20	8/31/19
Beginning of Period	35	36	382,752	389,247
Studio Openings	—	1	—	8,730
Studio Closings	—	(2)	—	(15,225)
End of Period	35	35	382,752	382,752
Comparable Studios, End of Period*	31	31
Non-Comparable Studios, End of Period	4	4

	Studio Revenue Metrics
	Three Months Ended
	8/29/20	8/31/19
Average Studio Square Footage	382,752	386,000
Annualized Net Sales per Square Foot, All Studios	$433	$482
DWR Comparable Brand Sales*	(0.7)%	3.0%
Annualized Net Sales per Square Foot, Comparable Studios*	$438	$496
*DWR comparable brand sales reflect the year-over-year change in net sales across the multiple channels that DWR serves, including studios, outlets, contract, catalog, phone and e-commerce. Comparable studios reflect studios that were fully operational for the applicable current and prior year periods.
Note: Retail segment sales also include sales through e-commerce, outlet store, call center and wholesale channels.

Q&A Webcast
The Company will host a live question and answer webcast to discuss the results of the first quarter of fiscal 2021 on Thursday, September 17, 2020, at 9:30AM ET. To ensure your access to the webcast, you should allow extra time to visit the Company’s website at http://investors.hermanmiller.com/events-and-presentations to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

About Herman Miller
Herman Miller is a globally recognized leader in design. Since its inception in 1905, the company’s innovative, problem-solving designs and furnishings have inspired the best in people wherever they live, work, learn, heal, and play. In 2018, Herman Miller created Herman Miller Group, a purposefully selected, complementary family of brands that includes Colebrook Bosson Saunders, DWR, Geiger, HAY, Maars Living Walls, Maharam, naughtone, and Nemschoff. Guided by a shared purpose—design for the good of humankind—Herman Miller Group shapes places that matter for customers while contributing to a more equitable and sustainable future for all. For more information visit www.hermanmiller.com/about-us.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” "likely,” “plans,” “projects,” and “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, the success of our growth strategy, our success in initiatives aimed at achieving long-term profit optimization goals, employment and general economic conditions, the pace of economic recovery in the U.S. and in our International markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, our ability to expand globally given the risks associated with regulatory and legal compliance challenges and accompanying currency fluctuations, changes in future tax legislation or interpretation of current tax legislation, the ability to increase prices to absorb the additional

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costs of raw materials, changes in global tariff regulations, the financial strength of our dealers and the financial strength of our customers, our ability to locate new retail studios, negotiate favorable lease terms for new and existing locations and implement our studio portfolio transformation, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly-introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, our ability to integrate and benefit from acquisitions and investments, the pace and level of government procurement, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, natural disasters, public health crises, disease outbreaks, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.
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